Exhibit 99.1

Release for 3:00 P.M., C.D.T. April 29, 2010
Rochester Medical Reports Second Quarter Results
Stewartville, MN April 29, 2010
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its second quarter ended March 31, 2010.
The Company reported sales of $9,845,000 for the current quarter compared to $8,445,000 for the second quarter of last year. It also reported net loss of $351,000 or ($.03) per diluted share compared to net income of $361,000 or $.03 per diluted share for the same quarter of last year.
The approximate 17% increase in sales (14% on a constant currency basis) resulted from a 32% increase in Rochester Medical Branded Sales (27% on a constant currency basis), partially offset by a 12% decrease in Private Label Sales (12% decrease on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the second quarter of 2010 the U.S. dollar was somewhat weaker versus the pound sterling, thus having a positive effect on Rochester Medical Branded Sales levels in translated U.S. dollars given the significant volume of branded sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $140,000 or $.01 per diluted share compared to Non-GAAP Net Income of $207,000 or $.02 per diluted share for the second quarter of last year. The decrease for the current quarter is primarily attributable to increased investment in sales and marketing programs (particularly with respect to the Company’s FemSoft® product) and lower gross margin due to rapid growth of advanced Rochester Medical Branded products which are not yet at sales volumes needed for margin efficiencies.
Commenting on today’s announcement Rochester Medical CEO and President Anthony Conway said, “We are very pleased with our continuing excellent growth of Rochester Medical Branded Sales. The overall 32% increase is very strong, and the growth in our main product areas of focus is even better. Combined sales of Rochester Medical Branded products in the U.S. and U.K. market grew 35% due in large part to a 79% increase in Intermittent Catheter sales in the combined market, and also due to a 69% increase in Foley Catheter sales in the U.S. marketplace. These results reflect the Company’s ongoing strategy to invest in sales and marketing programs for our advanced Rochester Medical Branded products. The Magic3™ Intermittent technology and the new StrataSI™ and StrataNF™ Foley Catheters are being very well received. Rochester Medical Branded Sales were 74% of total sales revenue this quarter. Private Label Sales, which were down 12%, continue to fluctuate on a quarterly basis.”

Conway also commented on the pilot FemSoft® sales and marketing effort underway in North Carolina and Florida and also in the U.K. saying, “We started a significant Direct To Consumer pilot campaign in February in coordination with clinical institutions and a Distributor, primarily in the Charlotte N.C. and South Florida area. So far this year we have invested over $600,000 in the campaign, most of it in Q2. As expected, consumer and clinician interest is very high, but it is still too early to tell how many of the interested women will begin using the product. We expect to be able to evaluate the continuing campaign’s progress and effectiveness later in the year and then map out the future course of action.”
In conclusion Conway stated “More than ever, the marketplace is recognizing and requesting the uniqueness and superiority of Rochester Medical’s technology and products. We look forward to continuing that trend.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
This press release contains “forward-looking statements” that are based on currently available information, operating plans and management’s expectations about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company will hold a quarterly conference call to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).
This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888.679.8037
International:	617.213.4849
Pass code:	98857904
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PEEYXUKPQ
Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888-286-8010
International:	617-801-6888
Pass code:	31256772
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Six months ended
March 31, 2010

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009

GAAP Sales as Reported	$9,845,480	$8,445,029	$20,077,292	$16,881,114

Exchange rate as Reported	1.56	1.43	1.60	1.51

Constant Currency Sales	$9,845,480	$8,661,240	$20,077,292	$17,204,829

(1) Exchange rate used for Constant Currency Purposes	1.56	1.56	1.60	1.60

Net Effect of Constant Currency Illustration	$—	$216,211	$—	$323,715

(1)
For illustrative purposes Constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars. The rate represents the average exchange rate for the respective three or six month period.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Six months ended
March 31, 2010 and 2009

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009

GAAP Net Income (Loss) as Reported	$(351,000)	$361,000	$(521,000)	$415,000

Diluted EPS as Reported	$(0.03)	$0.03	$(0.04)	$0.03

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	(637,000)	—	(637,000)

Subtotal	—	(637,000)	—	(637,000)

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	129,000	129,000	258,000	258,000
ASC 718 compensation expense (3)	362,000	354,000	550,000	476,000

Subtotal	491,000	483,000	808,000	734,000

Non-GAAP Net Income	$140,000	$207,000	$287,000	$512,000

Non-GAAP Diluted EPS	$0.01	$0.02	$0.02	$0.04

Weighted Average Shares — Diluted	12,768,464	12,671,119	12,703,486	12,663,538

(1)
Settlement income received January 15, 2009 from Covidien Ltd. of $1,000,000, $637,000 after taxes of $363,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2009.

(2)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and sixth months ended March 31, 2010 and 2009 related to certain intangibles. The gross amount of amortization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(3)
Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and sixth months ended March 31, 2010 and 2009. The gross amount of compensation expense for the three months ended March 31, 2010 and 2009 is $565,000 and $478,000 net of taxes of $203,000 and $172,000 for net amounts of $362,000 and $354,000 respectively. The gross amount of compensation expense for the six months ended March 31, 2010 and 2009 is $850,000 and $743,000 net of taxes of $300,000 and $267,000 for net amounts of $550,000 and $476,000 respectively.

Rochester Medical Corporation
Press Release — F10 Second Quarter
Condensed Balance Sheets

	(unaudited)
	March 31,	September 30,
	2010	2009

Assets

Current Assets
Cash and equivalents	$3,847,848	$6,365,584
Marketable securities	31,943,237	29,896,740
Accounts receivable	7,364,565	6,418,656
Inventories	9,031,412	9,710,234
Prepaid expenses and other assets	1,313,918	1,076,183
Deferred income tax	1,118,207	1,153,964

Total current assets	54,619,187	54,621,361

Property and equipment, net	10,111,072	9,683,808
Deferred income tax	1,003,902	768,874
Patents, net	224,473	224,815
Intangible assets, net	5,612,826	6,017,944
Goodwill	4,407,481	4,648,165

Total Assets	$75,978,941	$75,964,967

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,199,712	$1,755,472
Accrued expenses	1,418,187	1,527,352
Short-term debt	2,752,014	2,786,622

Total current liabilities	6,369,913	6,069,446

Long-term liabilities
Other long-term liabilities	62,424	55,889
Long-term debt	1,056,526	1,019,735

Total long-term liabilities	1,118,950	1,075,624

Stockholders’ equity	68,490,078	68,819,897

Total Liabilities and Stockholder’s Equity	$75,978,941	$75,964,967

Rochester Medical Corporation
Press Release — F10 Second Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009

Sales	$9,845,480	$8,445,029	$20,077,292	$16,881,114

Cost of sales	5,186,396	4,030,671	10,805,100	8,541,842

Gross profit	4,659,084	4,414,358	9,272,192	8,339,272
Gross profit %	47%	52%	46%	49%

Costs and expenses:
Marketing and selling	2,871,675	2,448,122	5,648,992	5,014,384
Research and development	241,390	299,103	684,418	616,763
General and administrative	1,747,604	1,757,499	3,438,351	3,123,255

Total operating expenses	4,860,669	4,504,724	9,771,761	8,754,402

Loss from operations	(201,585)	(90,366)	(499,569)	(415,130)

Other income (expense)

Interest income	14,943	34,256	43,952	201,528
Interest expense	(39,435)	(80,354)	(80,553)	(164,128)
Other income	—	1,000,000	—	1,200,442

Net income (loss) before income taxes	(226,077)	863,536	(536,170)	822,712

Income tax expense(benefit)	125,339	502,334	(15,596)	407,883

Net income (loss)	$(351,416)	$361,202	$(520,574)	$414,829

Earnings (loss) per common share — Basic	$(0.03)	$0.03	$(0.04)	$0.03

Earnings (loss) per common share — Diluted	$(0.03)	$0.03	$(0.04)	$0.03

Weighted Average Shares:
Basic	12,195,334	12,083,169	12,193,441	12,031,460

Weighted Average Shares:
Diluted	12,195,334	12,671,119	12,193,441	12,663,538